Exhibit 15.4
August 7, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We are aware that our report dated August 7, 2012 on our review of interim financial information of Realogy Corporation and its subsidiaries for the three and six month periods ended June 30, 2012 and June 30, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2012 is included in its Prospectus Supplement No. 3 dated August 7, 2012.

Very truly yours,
/s/ PricewaterhouseCoopers LLP